                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                                (Amendment No. )

                            Chateau Properties, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
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                         (Title of class of securities)

                                   161739107
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                                 (CUSIP number)


     Check the following box if a fee is being paid with this statement /X/ (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

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CUSIP No.      161739107              13G                   Page  2 of  8 Pages
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      1      NAME OF REPORTING PERSONS
             S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS

                    Morgan Stanley Group Inc.

                    IRS # 13-283-8891
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      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [ ]

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      3      SEC USE ONLY


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      4      CITIZENSHIP OR PLACE OF ORGANIZATION
                    The state of organization is Delaware.

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                               5    SOLE VOTING POWER
                                                  0
  NUMBER OF                   -------------------------------------------------
   SHARES                      6    SHARED VOTING POWER
 BENEFICIALLY                                73,010
  OWNED BY                    -------------------------------------------------
    EACH                       7    SOLE DISPOSITIVE POWER
  REPORTING                                       0
  PERSON WITH                 -------------------------------------------------
                               8    SHARED DISPOSITIVE POWER
                                            380,610
-------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     380,610

-------------------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*


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     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        6.74%

-------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*
                    IA, CO
-------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT !

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CUSIP No.     161739107               13G                   Page  3 of  8 Pages
------------------------                                  ---------------------

-------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSONS
             S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS

                Morgan Stanley Asset Management  Inc.

                IRS # 13-304-0307
-------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [ ]

-------------------------------------------------------------------------------
      3      SEC USE ONLY


-------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OF ORGANIZATION
                The state of organization is Delaware.

-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
                                               0
  NUMBER OF                ----------------------------------------------------
   SHARES                  6    SHARED VOTING POWER
BENEFICIALLY                              73,000
  OWNED BY                 ----------------------------------------------------
    EACH                   7    SOLE DISPOSITIVE POWER
  REPORTING                                    0
PERSON WITH                ----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
                                         380,600
-------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 380,600

-------------------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*


-------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    6.74%

-------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*
                IA, CO
-------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT !

------------------------                                  ---------------------
CUSIP No.     161739107           13G                     Page    4 of  8 Pages
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Item  1 (a)                 Name  of  Issuer
-----------                 ----------------------------------------------------
                            Chateau Properties, Inc.

Item  1 (b)                 Address  of  issuer's  principal  executive  offices
-----------                 ----------------------------------------------------
                            19500 Hall Road
                            Clinton Township, MI 48038-1477

Item  2 (a)                 Name  of  person  filing
-----------                 ----------------------------------------------------

                        (a) Morgan  Stanley  Group  Inc.
                        (b) Morgan Stanley Asset Management Inc.

Item  2 (b)                 Principal  business  office
-----------                 ----------------------------------------------------

                        (a) 1585 Broadway
                            New  York,  New  York  10036

                        (b) 1221 Avenue of the Americas
                            New  York,  New  York  10020

Item  2 (c)                 Citizenship
-----------                 ----------------------------------------------------

                            Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

Item  2 (d)                 Title  of  class  of  Securities
-----------                 ----------------------------------------------------

                            Common  Stock

Item  2 (e)                 Cusip  No.
-----------                 ----------------------------------------------------

                            161739107

 Item    3              (a) Morgan  Stanley  Group  Inc.  is (e) an Investment
-----------                 Adviser registered under section 203 of the
                            Investment Advisers Act of 1940.

                        (b) Morgan  Stanley Asset  Management Inc. is  (e)  an
                            Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

 Item    4                  Ownership
-----------
                            Incorporated by reference to Items (5) - (9) and
                            (11) of the cover  page.

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CUSIP No.   161739107               13G                    Page   5 of  8 Pages
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Item    5            Ownership of 5 Percent or Less of a Class
-----------          ----------------------------------------------------

                     Inapplicable

Item    6            Ownership of More than 5 Percent on Behalf of Another
                     Person
-----------          ----------------------------------------------------

                     Accounts managed on a discretionary basis by Morgan Stanley Asset Management Inc., a wholly owned subsidiary of Morgan Stanley Group Inc., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.


Item    7            Identification and Classification of the Subsidiary Which
-----------          Acquired the Security Being Reported on By the Parent
                     Holding Company
                     ----------------------------------------------------

                     Inapplicable

Item    8            Identification and Classification of Members of the Group
-----------          ----------------------------------------------------

                     Inapplicable

Item    9            Notice of Dissolution of Group
-----------          ----------------------------------------------------

                     Inapplicable

Item    10           Certification
-----------          ----------------------------------------------------

                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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CUSIP No.  161739107                    13G                  Page 6 of 8 Pages
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                       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


           Date :      February 14, 1997

           Signature : /s/ PETER A. NADOSY
                       ---------------------------------------------------
           Name/Title: Peter A. Nadosy/Vice Chairman
                       ---------------------------------------------------
                       MORGAN STANLEY ASSET MANAGEMENT INC.

           Date :      February 14, 1997

           Signature : /s/ EDWARD J. JOHNSEN
                       ---------------------------------------------------

           Name/Title: Edward J. Johnsen/Vice President Morgan Stanley & Co.
                       Incorporated
                       ---------------------------------------------------
                       MORGAN  STANLEY  GROUP  INC.



                       INDEX TO EXHIBITS                                    PAGE
                       -----------------                                    ----


           EXHIBIT  1  Agreement to Make a Joint Filing                        7
           ----------


           EXHIBIT  2  Secretary's Certificate Authorizing Edward J. JohNSEN   8
           ----------  to Sign on behalf of Morgan Stanley Group Inc.